Exhibit 99.1

One Commerce Square
Memphis, TN 38150

NEWS RELEASE

For Immediate Release
Investor Relations Contact:
M.J.A. “Jekka” Pinckney
901.523.3525

Media Contact: Eileen Sarro 901.523.3605

National Commerce Financial Announces Fourth Quarter and 2003 Earnings

MEMPHIS, Tennessee, (January 15, 2003)—National Commerce Financial Corporation (NYSE: NCF) today announced that net income for the fourth quarter of 2003 was $90.3 million or $.44 per diluted share, compared to $85.8 million or $.42 per diluted share in the third quarter of 2003 and $84.9 million or $.41 per diluted share in the fourth quarter of 2002.

“I am extremely proud of what has been accomplished in the second half of a challenging year. The NCF team has worked extremely hard to review every area of our operations, which has resulted in numerous decisions that are already having a positive impact on our performance,” said William R. Reed Jr., president and chief executive officer of NCF. “Some of the accomplishments are the sale of our low margin merchant processing business, sale of eight branches, consolidation of 12 branches, reorganization of our wealth management group, the prepayment of $658 million of high-cost term borrowings, and the restructuring of $300 million of investment securities. Additionally, we settled a major lawsuit, hired and transitioned new management at First Mercantile Trust, and dealt with all known aircraft loan quality issues. As we begin 2004, the slate is clean and we are focused on our key drivers; loan growth is steady; our net interest margin is stable; asset quality is improving; and we have created a team to focus on efficiency improvements and revenue enhancements.”

In the fourth quarter, the Company charged off $5.5 million for an aircraft loan that was the last remaining problem credit out of the original pool of problem credits that was identified in the spring of 2002. “With the last major aircraft loan issue behind us and our portfolio now only $74 million, down from $180 million, I am confident our asset quality will improve in 2004,” said Reed. Additionally, fourth quarter net income included investment security gains of $3.3 million, $2.2 million for the sale of three branches, and $1.2 million for the sale of the remaining portion of the Company’s merchant portfolio, and an expense of $1.3 million for severance.

For comparative purposes, third quarter earnings included gains totaling $44.2 million from the sale of the Company’s merchant processing business and five bank branches, and expenses for penalties for early retirement of debt of $32.0 million; provision for loan losses of $2.3 million; severance payments of $1.6 million; occupancy for consolidating ten branches of $1.4 million; other expenses of $1.7 million for the write down of other repossessed and foreclosed assets; and investment securities losses of $4.5 million.

For the year ended December 31, 2003, net income and net income per diluted share were $311.7 million and $1.51, respectively, compared to $323.6 million and $1.55 for the same period last year.

Net income for the 12 months ended December 31, 2003, included a net gain of $51.4 million from the sale of the Company’s merchant processing business, sale of several branches, and investment security gains as well as $72.7 million of expenses for penalties related to the early retirement of debt, severance payments, termination of employment contracts, occupancy for the consolidation of branches, the settlement of a class action lawsuit against its First Mercantile business, and write down of other repossessed and foreclosed airplane assets. Net income for the 12 months ended December 31, 2002, includes $11.5 million of investment security gains and $4.9 million of conversion/merger expenses. Additionally, net charge-offs related to the Company’s aircraft portfolio were $11.3 million in 2003 and $5.1 million in 2002. Core deposit amortization expense for 2003 was $61.4 million versus $69.9 million for the same period in 2002.

REVENUE

Revenue, excluding third and fourth quarter’s investment securities gains and revenue-related items in paragraphs mentioned earlier, decreased 6.5 percent annualized on a sequential-quarter basis as a result of a 20.5 percent annualized increase in taxable equivalent net interest income offset by a 48.4 percent annualized decrease in non-interest income. Taxable equivalent net interest income totaled $202.4 million, an increase of $9.9 million from third quarter 2003. While the increase was primarily the result of an increase in the net interest margin percentage, loan growth remained steady in the fourth quarter. During the fourth quarter of 2003, the Company restructured a $58.2 million loan from a prior acquisition into a short-term investment which has a comparable yield and maturity. Excluding mortgage loans held for sale and the $58.2 million change, end of period loans increased 6.1 percent annualized. Consumer loans increased 12.2 percent annualized from the third quarter due primarily to continued strength in home equity lending. End-of-period loans at First Market Bank (the Company’s 49 percent-owned, Richmond, Virginia, based savings bank) increased to $586.4 million, up 21.4 percent annualized from third quarter 2003.

Period End Loans

($ in thousands)	4Q03	3Q03		Annualized % Change
Commercial	7,543,921	7,508,803		1.9
Consumer[1]	5,275,752	5,120,114	[2]	12.2
Other	215,275	210,657		8.8
Total[1]	13,034,948	12,839,574	[2]	6.1
First Market	586,395	556,564		21.4

[1]	Excludes mortgage loans held for sale
[2]	Adjusted to exclude $58.2 million loan discussed above

Fourth quarter 2003 non-interest income, excluding third and fourth quarter’s investment securities gains and revenue-related items mentioned above, decreased $16.0 million from the third quarter of this year. The decline during the quarter was driven primarily by a decrease in the Company’s broker/dealer and mortgage revenues, which were down $3.2 million and $11.0 million, respectively, as well as a $1.5 million decline in revenues from the sale of merchant processing business late in the third quarter. During the quarter, the mortgage unit originated $.7 billion in mortgage loans versus $1.4 billion in third quarter and $1.0 billion in the first quarter of last year. The company expects further modest declines in each of these units in first quarter of this year.

“As it relates to First Mercantile, we ended the year with new management in place and assets under management of $3.2 billion compared to $2.2 billion in December 2002. Even in the midst of a difficult year, over 615 net new plans were added to the platform. Revenues for the fourth quarter of 2003 increased 50 percent over the fourth quarter of 2002 and 58 percent annualized from the third quarter of 2003. This is a true testament to the quality of the organization and product. With the new team and current momentum, coupled with the lawsuit settlement, First Mercantile is poised for a strong year in 2004,” said Reed.

NET INTEREST MARGIN

The net interest margin percentage for the fourth quarter of 2003 improved 15 basis points to 3.98 percent from 3.83 percent in the third quarter of this year. The increase in net interest margin resulted primarily from actions taken in the second and third quarter of 2003 to lower the Company’s interest-bearing funding cost by prepaying certain amounts of fixed-rate term higher cost borrowings and investment securities restructuring. During the fourth quarter, the loan yield and earning-asset yield both increased modestly, up 1 basis point and 6 basis points respectively, while interest-bearing liability cost declined 11 basis points. The net interest margin percentage for the month of December was 3.99 percent.

ASSET QUALITY

Net charge-offs were $14.1 million or .42 percent of average loans in the fourth quarter of 2003 and $40.8 million or .32 percent of average loans for the year ended December 31, 2003. Net charge-offs related to aircraft loans were $5.4 million in fourth quarter and $11.3 million for 2003. Excluding aircraft loans, net charge-offs were .26 percent of average loans in the fourth quarter of 2003 and .23 percent of average loans for the year; well within the Company’s targeted range of .25 percent to .30 percent.

Non-performing assets at December 31, 2003, were $63.5 million or .48 percent of end of period loans, foreclosed real estate, and other repossessed assets, which included $30.7 million of non-performing loans, $28.2 million of foreclosed real estate, and $4.6 million of other repossessed assets. This is a decline from $66.6 million or .50 percent of end of period loans, foreclosed real estate, and other repossessed assets at September 30, 2003. The decrease of $3.1 million is largely attributable to a reduction in non-performing loans.

The allowance for loan losses at December 31, 2003, was $170.5 million or 1.31 percent of end of period total loans, excluding mortgage loans held for sale, down slightly from $172.2 million or 1.34 percent at September 30, 2003, and up from $163.4 million and 1.31 percent at December 31, 2002. Coverage levels of non-performing loans and non-performing assets each increased during the quarter to 5.55 times and 2.68 times, respectively, each significantly above industry levels.

OPERATIONAL EFFICIENCY

As previously communicated, a company-wide effort is under way to improve efficiency. The cash efficiency ratio (which the Company defines as total non-interest expense, less core deposit amortization and the expense-related items mentioned above, divided by fully-taxable equivalent net interest income and non-interest income, less investment securities gains and the revenue related items mentioned earlier) of the Company improved 100 basis points during the fourth quarter to 47.98 percent from 49.02 percent.

Cash Efficiency Ratios
($ in thousands)	4Q03	3Q03	Annualized % Change
Banking revenues	$256,360	$261,133	(7.3)
Banking operating cash expense	$111,973	$116,133	(14.3)
Banking operating cash efficiency ratio	43.68%	44.47%

Financial Enterprise revenues	$54,619	$57,263	(18.5)
Financial Enterprise operating cash expense	$39,367	$40,938	(15.4)
Financial Enterprise cash efficiency ratio	72.08%	71.49%

NCF revenues	$311,334	$316,454	(6.5)
NCF cash operating expense	$149,336	$155,129	(18.9)
NCF operating cash efficiency ratio	47.98%	49.02%
Core deposit amortization expense	$14,337	$15,062	(19.3)
NCF GAAP Efficiency Ratio	52.57%	53.78%

Revenue and non-interest expense excluding the items described above declined $5.1 million and $5.8 million, respectively, from the third quarter to the fourth quarter of this year. Lower business volumes in the Company’s capital markets and mortgage businesses was the primary contributor to the declines. Excluding these two businesses the non-interest expense of the remaining operation declined approximately $1.0 million from the prior quarter.

DE NOVO EXPANSION

The Company continues to focus its efforts on de novo expansion opportunities with emphasis on its newest markets: Asheville/Savannah acquired in the branch acquisition from Wachovia; Atlanta; First Market; and Wal-Mart Money Centers. In 2003, NCF and First Market opened a total of 32 new branches 20 of which were in Atlanta and four at First Market. As previously promised by the Company, the entire expansion was substantially funded by the sale or consolidation of branches. In total, 30 branches were sold or consolidated in 2003.

Each of the de novo markets experienced solid growth in loans and deposits. Collectively, loans and deposits in the de novo markets increased 55.6 percent and 25.1 percent, respectively, in 2003. The Company’s two newest efforts, Atlanta and Wal-Mart Money Center, contributed the most growth adding $247.9 million in loans and $385.2 million in deposits.

In 2004, the Company plans to continue its expansion by adding 38 new branches the majority of which will be in Atlanta or Wal-Mart Money Centers.

De Novo Branch Report

	NCF and First Market	Asheville/ Savannah	Atlanta	First Market	Wal-Mart Money Center
12/31/2002
Instore	181	4	18	19	16
Traditional	298	17	0	9	0
Total Branches	479	21	18	28	16

2003 Opened
Instore	20	0	12	4	0
Traditional	12	0	8	0	0
Total Branches	32	0	20	4	0

2003 Closed/Sold
Instore	14	0	0	1	0
Traditional	16	0	0	1	0
Total Branches	30	0	0	2	0

12/31/2003
Instore	187	4	30	22	16
Traditional	294	17	8	8	0
Total Branches	481	21	38	30	16

Period End Balance
			2003
($ in thousands)	31-Dec-03	31-Dec-02	Annual%
Loans
Asheville/Savannah	380,151	251,495	51.2%
Atlanta	281,372	61,408	358.2%
Wal-Mart Money Center	71,028	43,071	64.9%
Total	352,400	104,479	237.3%
First Market	586,395	491,892	19.2%
Deposits
Asheville/Savannah	644,207	591,708	8.9%
Atlanta	487,070	241,070	102.0%
Wal-Mart Money Center	469,667	330,482	42.1%
Total	1,600,944	1,163,260	37.6%
First Market	874,509	814,910	7.3%

Supplemental financial tables are available on the Company’s website at www.ncfcorp.com/releases.cfm.

ABOUT NCF

National Commerce Financial Corporation, headquartered in Memphis, Tennessee, is a sales and marketing organization that delivers select financial and consulting services through a national network of banking and non-banking affiliates. With $23 billion in assets, NCF operates almost 500 branches in 14 of the nation’s fastest growing metropolitan areas throughout the southeast.

NON-GAAP FINANCIAL INFORMATION

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). NCF’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures adjust GAAP performance measures to exclude the effects of unusual litigation related expenses, conversion/merger expenses, and employment contract terminations as well as the amortization of core deposit intangibles. These non-GAAP measures may also exclude other significant gains or losses that are unusual in nature. Since these items and their impact on NCF’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of NCF’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

FORWARD-LOOKING STATEMENTS

These statements constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. NCF does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; changes in legislation or regulation; changes in accounting principles, policies or guidelines; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of NCF; and other economic, competitive, governmental, regulatory and technological factors affecting NCF specifically or the banking industry or economy generally.

NATIONAL COMMERCE FINANCIAL CORPORATION

Current Quarter Financial Highlights

(In Thousands Except Share and Per Share Data)

	Three Months Ended			% Change	Three Months Ended			% Change
	12/31/2003		09/30/2003	Fav/(Unfav)	12/31/2003		12/31/2002	Fav/(Unfav)
Earnings and Earnings Per Share
Revenues (TE and excluding discontinued op.)	$316,872		318,997	(.7)	316,872		300,072	5.6
Net income	90,268		85,809	5.2	90,268		84,866	6.4

Average basic shares outstanding	204,953,486		204,609,099		204,953,486		205,360,814
Average diluted shares outstanding	207,009,648		206,005,174		207,009,648		206,994,530

Basic EPS	$.44		.42	4.8	.44		.41	7.3
Diluted EPS	.44		.42	4.8	.44		.41	7.3

Asset Quality Ratios
Loan loss allowance to total loans	1.29%		1.30		1.29		1.26
Loan loss allowance to loans (excluding loans held for sale)	1.31		1.34		1.31		1.31
Net loans charged-off (annualized) to average loans	.42		.31		.42		.22
Nonperforming assets to loans plus foreclosed real estate and other repossessed assets	.48		.50		.48		.51
Loan loss allowance to net charge-offs (annualized)	3.04	x	4.30		3.04		5.78
Loan loss allowance to nonperforming loans	5.55		4.79		5.55		5.30

Selected Average Balances
Assets	$22,845,698		22,727,299.5		22,845,698		20,981,013	8.9
Loans	13,219,321		13,065,302	1.2	13,219,321		12,803,821	3.2
Investment securities (1)	6,626,168		6,688,614	(.9)	6,626,168		5,382,247	23.1
Core deposits	13,143,769		13,180,992	(.3)	13,143,769		12,586,572	4.4
Stockholders’ equity	2,745,465		2,734,081.4		2,745,465		2,650,155	3.6

Selected Period End Balances
Assets	$23,016,916		22,890,089.6		23,016,916		21,472,116	7.2
Loans	13,250,080		13,262,380	(.1)	13,250,080		12,923,940	2.5
Investment securities	6,619,000		6,702,885	(1.3)	6,619,000		5,702,661	16.1
Core deposits	13,342,851		13,182,330	1.2	13,342,851		12,771,186	4.5
Stockholders’ equity	2,781,186		2,729,403	1.9	2,781,186		2,682,432	3.7
Shares outstanding	205,136,649		204,808,440		205,136,649		205,408,183
Number of banking offices	481		471		481		479
Number of ATMs	569		555		569		554
Number of full-time equivalent employees (FTE)	5,441		5,458		5,441		5,548

Capital Ratios
Period-end tangible equity to period-end tangible assets	7.00%		6.74		7.00		6.79
Risk-based capital ratios:
Tier 1 capital	11.37	E	10.81		11.37	E	10.87
Total capital	12.47	E	11.90		12.47	E	12.00
Leverage ratio	8.13	E	7.93		8.13	E	7.91

E—Estimated

(1)	Average balances exclude the mark-to-market adjustment for Statement of Financial Accounting Standards No. 115.

NATIONAL COMMERCE FINANCIAL CORPORATION

Year to Date Financial Highlights

(In Thousands Except Share and Per Share Data)

	Year Ended			$ Change Fav/(Unfav)	% Change Fav/(Unfav)
	12/31/2003		12/31/2002
Earnings and Earnings Per Share
Revenues (TE and excluding discontinued op.)	$1,240,523		1,153,653	86,870	7.5
Net income	311,674		323,610	(11,936)	(3.7)

Average Basic Shares Outstanding	204,863,924		205,933,204
Average Diluted Shares Outstanding	206,367,537		208,143,987

Basic EPS	$1.52		1.57	(.05)	(3.2)
Diluted EPS	1.51		1.55	(.04)	(2.6)

Asset Quality Ratios
Loan loss allowance to total loans	1.29%		1.26
Loan loss allowance to loans (excluding loans held for sale)	1.31%		1.31
Net loans charged-off to average loans	.32		.25
Loan loss allowance to net charge-offs	4.18	x	5.19

Selected Average Balances
Assets	$22,265,245		20,355,186	1,910,059	9.4
Loans	12,923,620		12,464,347	459,273	3.7
Investment securities (1)	6,427,250		5,181,826	1,245,424	24.0
Core deposits	13,030,682		12,273,684	756,998	6.2
Stockholders’ equity	2,719,758		2,569,088	150,670	5.9

(1)	Average balances exclude the mark-to-market adjustment for Statement of Financial Accounting Standards No. 115.